Exhibit 99.1

XO Holdings Announces Executive Departure

HERNDON, VA — Marketwire — April 8, 2011 — On April 8, 2011, Carl J. Grivner resigned as Chief Executive Officer, President, and Director of XO Holdings, Inc. (the “Company”) (OTCBB: XOHO).  Mr. Grivner stated, “It has been an honor and privilege for me to work at XO for eight years.  My decision to leave the company to pursue other opportunities is a personal and difficult one.  I wish the Company and all of its dedicated employees all the best in the future.”

Carl C. Icahn, the Chairman of the Company’s Board of Directors and majority shareholder, stated, “We wish Carl the best in his future endeavors and thank him for his contributions to the Company.  We are fortunate to have one of the deepest management teams and one of the strongest balance sheets in the telecommunications industry with approximately $1 billion in equity and no outstanding debt.”

The Company’s Board of Directors is conducting an executive search to identify a new Chief Executive Officer and will consider both internal and external candidates.  The Board of Directors has established an executive committee to oversee the Company’s operations until a permanent chief executive is selected.  The executive committee will be comprised of Daniel J. Wagner, who will continue to lead XO’s Business Services unit, Ernest Ortega, who will continue to lead its Carrier Services unit, and Laura W. Thomas, the Company’s Chief Financial Officer, who will oversee all corporate functions and other business units.  Mr. Grivner has agreed to assist the Company during this transition period.

About XO Holdings

XO Holdings, Inc. (OTCBB: XOHO) is a leading nationwide provider of advanced broadband communications services and solutions for businesses, enterprises, government, carriers and service providers. Its customers include more than half of the Fortune 500, in addition to leading cable companies, carriers, content providers and mobile network operators. Utilizing its unique combination of high-capacity nationwide and metro networks and broadband wireless capabilities, XO offers customers a broad range of managed voice, data and IP services with proven performance, scalability and value in more than 80 metropolitan markets across the United States. For more information, visit www.xo.com.

Contact:

Laura W. Thomas
XO Communications
703-547-2000